Exhibit 99.1

FOR IMMEDIATE RELEASE



                 UNIONBANCORP, INC. ANNOUNCES EXTENSION OF STOCK
                               REPURCHASE PROGRAM

OTTAWA, IL, September 28, 2004 - Dewey R. Yaeger, President and Chief Executive Officer of UnionBancorp, Inc. (Nasdaq: UBCD), announced today that the Company's Board of Directors has extended the Company's stock repurchase program, set to expire in November of this year, through May 2, 2006.

Under the terms of the original plan approved on May 2, 2003, the Company is able to repurchase, from time to time, up to 5% of its outstanding shares of common stock in the open market or in private transactions over an 18-month period. Purchases are dependent upon market conditions and the availability of shares. The extension of the repurchase program enables the Company to optimize its use of capital relative to other investment alternatives and benefits both the Company and the shareholders by enhancing earnings per share and return on equity. To date, the Company has repurchased 18,500 shares of its common stock at a weighted average cost of $18.62.


About the Company

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois.

UnionBancorp common stock is listed on The Nasdaq Stock Market under the symbol "UBCD." Further information about UnionBancorp, Inc. can be found at the Company's website at http://www.ubcd.com.
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Safe Harbor Statement

This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.
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Contact:      Dewey R. Yaeger                      Kurt R. Stevenson
              President and                        Senior Vice President and
              Chief Executive Officer              Chief Financial Officer
              UnionBancorp, Inc.                   UnionBancorp, Inc.
              dewey.yaeger@ubcd.com                kurt.stevenson@ubcd.com
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